Exhibit 99.01

Press Release www.shire.com

Director/PDMR Share Dealings

March 4, 2013 - Shire plc (LSE: SHP, NASDAQ: SHPG), (the ‘Company’) announces that on February 28, 2013 the following Persons Discharging Managerial Responsibility (‘PDMRs’) were granted awards under the Shire Portfolio Share Plan (‘PSP’).

Stock Appreciation Right Awards (‘SAR Awards’) under Part A of the PSP

SAR Awards will normally vest after three years, subject to any performance conditions being satisfied.  No consideration is payable for these awards.

	Type of Security(1)	No of Ordinary Shares/ADSs	Exercise price
Flemming Ornskov(2)	ADSs	45,601	$95.04
Graham Hetherington(2)	Ordinary Shares	66,708	£20.88
Jeffrey Jonas	ADSs	6,291	$95.04
Tatjana May	Ordinary Shares	22,489	£20.88

Performance Share Awards (‘PSA Awards’) under Part B of the PSP

PSA Awards will normally vest after three years, subject to any performance conditions being satisfied.  No consideration is payable for these awards.

	Type of Security(1)	No of Ordinary Shares/ADSs
Flemming Ornskov(2)	ADSs	34,201
Graham Hetherington(2)	Ordinary Shares	48,919
Jeffrey Jonas	ADSs	4,529
Tatjana May	Ordinary Shares	16,192

(1).           One ADS is equal to three Shire plc ordinary shares of 5 pence each.
(2).            Vesting of awards granted to Executive Directors is subject to performance conditions.

Release of PSA Awards
The Company also announces that on March 1, 2013 the following ordinary shares and ADSs were released in connection with PSA Awards granted on 1 March 2010 under Part B of the PSP.  The Company was notified today that sufficient ordinary shares and ADSs were sold on March 1, 2013 to satisfy the relevant personal tax liabilities of each PDMR.

	Number of ADSs released(4)	Number of ADSs sold(5)
Angus Russell(3)	75,033	30,342
Sylvie Gregoire	15,220	5,339
Jeffrey Jonas	2,115	633

	Number of Ordinary Shares released(4)	Number of Ordinary Shares sold(6)
Graham Hetherington(3)	100,314	52,594
Tatjana May	28,410	14,896

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

(3).
The PSA Awards granted in 2010 to Angus Russell and Graham Hetherington were subject to performance conditions measured over the performance period 2010 to 2012.  Based on the performance conditions, 100% of the PSA Awards vested.

(4).	In accordance with the rules of the PSP, the vested PSA awards have been increased to reflect the dividends paid by the Company in the period from the grant date to the vesting date.
(5) .            ADSs were sold on the NASDAQ at an average sale price of $94.28028 each.
(6) .	Ordinary shares were sold on the London Stock Exchange at an average sale price of £20.76842 each.

This notification is made to satisfy the Company's obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.
Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.